Exhibit 21.1







                           APRIA HEALTHCARE GROUP INC.
                              LIST OF SUBSIDIARIES




                         Apria Healthcare, Inc.

                         Apria Number Two, Inc.

                         ApriaCare Management Systems, Inc.

                         Apria Healthcare of New York State, Inc.







As of March 25, 1999